Exhibit 3.1

TECHNOLOGY INVESTMENT CAPITAL CORP.

ARTICLES OF AMENDMENT

Technology Investment Capital Corp., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect as hereafter set forth.

SECOND: The Charter is hereby amended by deleting the existing Article II in its entirety and substituting in lieu thereof a new Article II which reads as follows:

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

TICC Capital Corp.

THIRD: The amendment to the Charter as set forth above has been approved by the Board of Directors of the Corporation in accordance with the requirements of Section 2-605 of the Maryland General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Corporate Secretary on December 3, 2007.

TECHNOLOGY INVESTMENT CAPITAL CORP.

Attest:	/s/ Patrick F. Conroy	By:	/s/ Jonathan H. Cohen
	Patrick F. Conroy		Jonathan H. Cohen
	Corporate Secretary		Chief Executive Officer

THE UNDERSIGNED, Jonathan H. Cohen, Chief Executive Officer of Technology Investment Capital Corp., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

/s/ Jonathan H. Cohen
Jonathan H. Cohen